UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 4, 2018

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On April 4, 2018, Stein Mart, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Gary L. Pierce, Executive Vice President and Director of Stores of the Company, effective May 1, 2018. Mr. Pierce, who had advised the Company that he was considering early retirement, will continue in his current position until May 1, 2018, and thereafter will remain employed by the Company until his retirement on February 28, 2019, in order to provide for an orderly transition of his duties.

(e)    Pursuant to the terms of the Employment Agreement, Mr. Pierce will receive a base salary of $312,000 for work performed from May 1, 2018 through February 28, 2019 (the “Term”). All outstanding options, restricted shares and performance shares will continue to vest pursuant to their terms during the Term. Mr. Pierce will also be entitled to continue to participate in, and the Company will cover the cost of participation in, medical, dental, vision, life and accident insurance plans with coverage consistent with the coverage in effect from time to time as applied to persons in positions in the Company’s Tier 1 positions to the extent permitted by the terms of such plans. If the terms of the Employment Agreement preclude Mr. Pierce from participating in the Company’s medical or dental plans, the Company shall offer Mr. Pierce continuation coverage with respect to such benefits as required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), with the cost of any such COBRA premiums paid by the Company through the end of the Term.

The Employment Agreement provides for indemnification of Mr. Pierce on the same basis as other officers of the Company, subject to the reservation of the Company of the right to terminate such indemnification upon a breach of the Employment Agreement or in connection with a business or legal position contrary to the Company’s interests. The Employment Agreement contains a non-solicitation provision in effect for the Term and for two years thereafter.

The Board can terminate the Employment Agreement with or without cause, at which time Mr. Pierce would receive the remainder of the base salary due as though such termination had not occurred. The Company may also terminate Mr. Pierce’s employment for Disability (as such term is defined in the Employment Agreement) or death. If terminated for Disability or for death, the Company will (1) continue to pay to Mr. Pierce, his estate or specified beneficiary, as applicable, his base salary through the end of the Term; (2) make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Mr. Pierce was a participant; and (3) in the event Mr. Pierce has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination, pay to Mr. Pierce, his estate or specified beneficiary, as applicable, (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the termination occurs and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the termination occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination. The Company shall pay these amounts to Mr. Pierce, his estate or specified beneficiary, as applicable, in a single lump sum payment to be paid concurrently with the last payment of base salary payable to Mr. Pierce.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, which is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Gary L. Pierce Amended and Restated Employment Agreement with Stein Mart, Inc., effective May 1, 2018, by and between the Company and Gary L. Pierce

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: April 6, 2018	By:	/s/ D. Hunt Hawkins
D. Hunt Hawkins
Chief Executive Officer